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                                                                   Exhibit 10.27

[McLEODUSA(R) INCORPORATED LOGO]


November 4, 2002

Mr. James Thompson
443 Plymouth Avenue, SE
East Grand Rapids, MI 49506

Dear James,

This letter is confirmation of our offer to you for the position of Group Vice President - General Counsel and Secretary, reporting to me, beginning on or before December 2, 2002. The annual salary for this exempt position is $295,000. You will be eligible for an annual performance bonus targeted at 50% of your base salary, or $147,500, beginning in 2003. For 2002, you will be eligible to receive a performance bonus of $25,000. The bonus performance criteria for 2002 is based 80% on specific Corporate goals, as defined and agreed upon with the Executive and Compensation Committees of the Board of Directors, and 20% on personal goals, which were established and agreed upon with each executive early in the year. Bonus performance payments, if earned, will be made in the first quarter of 2003. Since your start date is December 2, 2002, we recognize that you will have limited ability to affect the corporate goals; therefore, the Company will guarantee a 2002 performance bonus minimum payment of $10,000. You and I will agree on your personal goals for 2002 upon your start date. They will focus on developing plans to deal with organizational and process issues related to the law group.

In consideration of the SAR's that you will be leaving at your current employer, you will receive a one-time signing bonus of $100,000 to be paid within 30 days of the start date of your employment. If you terminate your employment with the company prior to one year of service, you will be required to repay the signing bonus in full.

You will be eligible to receive 1,000,000 McLeodUSA Incorporated stock options with a strike price of $1.11 or fair market value determined on the date of grant, whichever is higher. The effective date of your grant will be your start date of your employment with McLeodUSA. The vesting schedule is as follows:

   -   1/3 on first anniversary of the grant
   -   1/3 on second anniversary of the grant
   -   1/3 on third anniversary of the grant

You will be eligible for 4 weeks of paid vacation annually beginning in 2003.

The Company will provide you with Tier 1 relocation benefits (please see attached) to relocate your family to Cedar Rapids, Iowa. Recognizing that you will not be moving your family until the 2002-2003 school year ends, the Company will cover interim living expenses, including reasonable apartment and furniture rental and rental car (or use of a company car) from your start date through June 30, 2003. During this transition period when you will be commuting between Cedar Rapids and East Grand Rapids, MI, the Company will agree to reimburse you for roundtrip, coach class airfare (estimated at $250.00 per trip) from Cedar Rapids to East Grand

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Mr. James Thompson
November 4, 2002
Page 2

Rapids, MI, each weekend. This travel must be arranged in advance to ensure minimum cost to the Company. Related to your home sale/purchase, you will be eligible to receive reimbursement of standard closing costs related to the sale not to exceed $25,000 versus the $15,000 described in the policy. If you have questions regarding relocation, please contact Roger Cude, Vice President - Human Resources, at 319-790-6556 (daytime office) or 319-363-0025 (home evenings).

McLeodUSA Incorporated complies with the Immigration Reform and Control Act, and accordingly, we ask that you provide appropriate verification for authorization to work in the United States, (e.g., U.S. passport, INS issued Alien Registration Card, or driver's license and social security card).

Upon acceptance of this offer, please sign, date and return to me. Roger Cude will forward the standard McLeodUSA Incorporated Employment and Confidentiality Agreement and the rest of the forms, which are provided in the Company's Welcome Packet. You will need to return this paperwork no later than November 18, 2002 to ensure that you receive your first scheduled paycheck.

We look forward to having you join the Leadership Team of McLeodUSA and look forward to your contribution to the Company's future success.


Sincerely,

/s/ CHRIS A. DAVIS
------------------
Chris A. Davis
CHAIRMAN AND CHIEF EXECUTIVE OFFICER


Concurred and Accepted: /s/ JAMES E. THOMPSON   Date:  11/12/02
                        ---------------------          --------
                          James Thompson


Cc:   Steve Gray, President
      Roger Cude, Vice President - Human Resources